Form F-1 | Greifenberg Digital Limited

Exhibit 10.6

AGREEMENT FOR WEB SITE DESIGN AND DEVELOPMENT SERVICES

This Agreement for Web Site Design and Development Services ("Agreement") is made and entered into as of 5 August 2022 ("Effective Date"), between Greifenberg Analytics Limited ("Greifenberg" or "GAL") a British Columbia, Canada corporation, having offices at Suite 130 - 10691 Shellbridge Way, Richmond, British Columbia, Canada, and Arpa Infinity Limited ("Arpa"), a Hong Kong corporation, having offices at Room 15, 6/F, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Hong Kong.

Whereas Greifenberg is engaged in the provision of financial analytical research using its proprietary financial models to be disseminated on its website at www.greifenberganalytics.com This website will be the subscribers portal to receive the proprietary financial analytical data taking stream of fixed income data and translating it in our financial model to grade the fixed income instruments.

Whereas, Arpa is a consultancy firm specializing on IT development including systems development for website and online applications. Arpa maintains a team of experienced core developers and programmers that have built website for financial, art and real estate industries. Arpa also provides online marketing for its clients.

Whereas, Arpa was the developer of the Greifenberg website formerly at www.greifenbergcapital.com and Greifenberg wishes to have further advance development using Artificial Intelligence and Natural Language Programming, and also adding other emerging markets onto the Greifenberg platform ("Work").

Whereas, Greifenberg wishes to engage Arpa to further develop the Work, and Arpa agrees to perform such website and online development for the Work under the terms and conditions of this Agreement.

1.        DEFINITIONS.

a.	"GAL Application" or "the Application" shall mean an Internet application created for GAL in accordance with the Specifications (including source codes) that provides an analytical financial analysis platform/website on the Internet for customers.
b.	"GAL Materials" shall mean formulas, data, or pictures used in GAL Application.
c.	"Specifications" shall mean the specifications for the GAL Application as set forth in Exhibit 1.
d.	"Affiliate" of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists. GAL may extend the benefits granted in this Agreement to its Affiliates (for so long as they remain Affiliates), provided that all such Affiliates become bound in writing (for Arpa's benefit) to GAL's obligations under this Agreement and that GAL assumes full responsibility for compliance by such Affiliates with such obligations.

2.        SCOPE OF SERVICES.

Arpa shall use reasonable efforts to provide, under the provisions of this Agreement, the services that are mutually agreed upon and described on Exhibit 1 (Project Description/Scope of Work). GAL understands that the Application is intended to work with certain GAL Materials and that Arpa's performance is dependent on GAL's delivery of such GAL Materials. Accordingly, GAL will provide Arpa with such GAL Materials and other requested assistance in accordance with the agreed timetable and any dates or time periods relevant to performance by Arpa hereunder shall be appropriately and equitably extended to account for any delays due to GAL. Subject to the above, Arpa shall use commercially reasonable efforts to adhere to the deadlines set forth in Exhibit 1.

3.        EXHIBITS.

Exhibits are numbered for identification and include a complete description of services to be performed, deliverables or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed charges, and any additional terms the parties mutually agree to include. GAL may extend the benefits granted in this Agreement to its Affiliates (for so long as they remain Affiliates), provided that all such Affiliates become bound in writing (for Arpa's benefit) to GAL's obligations under this Agreement and that GAL assumes full responsibility for compliance by such Affiliates with such obligations.

4.        WORK POLICY/PERSONNEL.

a.	Each party will designate a Project Manager to serve as the main contact between them. The scope and specific conduct of Arpa's services, not outlined in an Exhibit, must be coordinated with GAL's designated Project Manager at all times. Arpa shall also use commercially reasonable efforts to coordinate such efforts with GAL’s designated Project Manager. Arpa will use its reasonable efforts to ensure the continuity of Arpa's employees assigned to perform services hereunder.
b.	On a periodic basis, Arpa will submit written status reports describing its activities during the preceding period, including: the current status of activities (with an explanatory narrative when appropriate). The precise content and format of the status report shall be determined by the parties subsequent to the execution of this Agreement. Upon reasonable request and at GAL's expense, Arpa will meet with GAL management to review the status of Arpa's activities.
c.	Arpa personnel will use reasonable efforts to observe and comply with GAL's reasonable and standard security procedures, rules, regulations and policies, when working at GAL's site. Arpa will use its reasonable efforts to minimize any disruption to GAL's normal business operations at all times. If necessary, GAL will only provide working space, resources and materials to Arpa. If any Arpa employee performing services on the GAL site is found to be reasonably unacceptable to GAL for any reason, GAL shall be the sole judge as to acceptability of behavior on its site. Unless otherwise agreed to in writing, neither party will solicit the employment of the other party's personnel during the term of this Agreement and for a period of six (6) months thereafter.
d.	Arpa agrees and represents that it is an independent contractor and its personnel are not GAL's agents or employees for tax purposes or any other purposes whatsoever, and are not entitled to any GAL employee benefits. Arpa assumes sole and full responsibility for their acts and Arpa and its personnel have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate GAL in any manner whatsoever. Arpa, and not GAL, is solely responsible for the compensation of personnel assigned to perform services hereunder, and payment of worker's compensation, disability and other income and other similar benefits, unemployment and other similar insurance and for withholding income and other taxes and social security.

5.        ACCEPTANCE.

The GAL Application shall be subject to a verification of acceptability by GAL to ensure that it substantially conforms to the Specifications. If the Application fails to substantially conform to the applicable Specifications, GAL shall notify Arpa, within ten (10) business days after receiving the Application, specifying such failures in sufficient detail to allow Arpa to reproduce/re-develop them, and Arpa will, at no additional cost, use commercially reasonable efforts to conform the Application to the Specifications and the acceptance/rejection/correction provisions above shall be reapplied; provided that upon the fifth or any subsequent rejection, either party may at any time thereafter, at its option and without obligation or liability of any kind, terminate this Agreement. In addition, Arpa warrants and represents that it will use commercially reasonable efforts to replace or repair any defect, malfunction or problem caused by a failure to conform to the Specifications for a period of one (1) year from the date of delivery of the Application.

6.        OWNERSHIP.

a.	As between the parties, GAL exclusively shall have all intellectual rights, title and interest (including all patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world (collectively "Intellectual Property Rights")) in the GAL Materials and the portion of the Application specifically and exclusively relevant to GAL products ("GAL Inventions"). Except as necessary to perform its obligations under this Agreement, Arpa will have no right or license in the foregoing.
b.	The parties hereby make any assignments necessary to accomplish the foregoing ownership provisions. Each party has and will have appropriate agreements with all such employees and contractors necessary to fully effect the provisions of this Section 6.

A party being assigned any proprietary right under this Agreement will have the exclusive right to, and, at such party's expense, the assigning party agrees to assist such party in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary right.

d.	GAL shall be granted a royalty free license to Arpa intellectual property rights incorporated into the Application to the extent necessary to use the Application as contemplated by this Agreement.
e.	GAL further acknowledges that nothing herein shall be construed to restrict, impair or deprive Arpa of any of its rights or proprietary interest in technology or products that existed prior to and independent of the performance of services or provision of materials under this Agreement. In addition, nothing in this Agreement or otherwise shall be construed to prevent Arpa from using general know-how, expertise, skill and understanding possessed prior to or gained during the course of performing services hereunder.
7.	TRADEMARKS.

Except for the approved creation, production and publication of the subject matter of the Agreement, Arpa shall not use the trade names, trademarks, service marks, logos, or any other proprietary designations of GAL without GAL's prior written consent.

8.        INTELLECTUAL PROPERTY LICENSE.

a.	GAL hereby grants Arpa a worldwide, nonsublicensable, nontransferable license to modify, adapt, and prepare derivative works of the GAL Materials, or have its contractors do so on its behalf, as necessary to develop the Application or any additional work requested by GAL as provided herein and for no other purpose.

9.        REPRESENTATIONS AND COVENANTS.

a.	Arpa warrants that the Services provided by it as described in this Agreement will be of professional quality conforming to generally accepted practices governing the development and design of web sites.
b.	Arpa further warrants, covenants and represents that, in its performance hereunder, that it shall not knowingly introduce, through data transmission, any virus, worm, trap, trap door, back door, any contaminant, or disabling devices, including, but not limited to, timer, clock, counter, or other limiting routings, codes, commands, or instructions intended to damage or disable the software used by GAL, or other GAL information, or other GAL property other than in accordance with the specifications ("Harmful Code"). In the event that Arpa introduces Harmful Code, then, as GAL's sole and exclusive remedy, Arpa shall at no cost to GAL use reasonable efforts to provide and install a new copy of software without Harmful Code.

c.	Notwithstanding anything else contained in this Agreement, this warranty shall be deemed to be a warranty for current and future performance and shall apply until for so long as maintenance fees (quoted separately after the first year of acceptance per clause 5) are being paid by GAL. For the purpose of any applicable Statute of Limitation or Statute of Repose, discovery of any breach of this warranty shall be deemed to have been made when the GAL has actually experienced each such breach of this warranty.

10.        CHARGES AND TERMS OF PAYMENT.

a.	The applicable charges shall be specified in Exhibit 2. Unless otherwise agreed upon by the parties, in no event shall any charges exceed the charges as they are set forth in the attached Exhibit 2. In addition, GAL shall remit to Arpa approved out-of-pocket costs. No costs for any out-of-pocket services, (such services to include, but not necessarily be limited to, the creation of advertising copy, photography, layout, design, typesetting, or any other services related to, or necessary to support, Arpa's duties and responsibilities as described hereunder), rendered by Arpa shall be subject to any mark-up or increase.
b.	GAL will pay all taxes levied against or upon the services provided hereunder, or arising out of this Agreement, exclusive, however, of taxes based on Arpa's income, which shall be paid by Arpa. GAL agrees to pay directly any tax for which it is responsible or will reimburse Arpa upon receipt of proof of payment.

11.        WARRANTIES.

a.	Arpa warrants that: (i) it has the authority and the right to enter into this Agreement, to perform services and provide the GAL Application hereunder, and that its obligations hereunder are not in conflict with any other Arpa obligations; (ii) all services will be performed in a competent and professional manner, and will substantially conform, in all material respects, to GAL's requirements expressly set forth in this Agreement; (iii) to its knowledge, neither the GAL Application, nor the performance of any services by Arpa infringe upon or violate the rights of any third party and to its knowledge, GAL shall receive free and clear title to all deliverables assigned to it; and (iv) at the time of acceptance, the GAL Application will substantially conform to the Specifications and as GAL's sole and exclusive remedy for a breach of the foregoing, Arpa shall use all commercially reasonable efforts to correct and repair, at no cost to GAL, any defect, malfunction or non-conformity that prevents the GAL Application from conforming to the Specifications.
b.	Furthermore, Arpa warrants and represents that it shall not use the GAL Materials which it develops for GAL hereunder in the use and development of any software and software code for any other business or operation similar to GAL.
c.	Any warranty in this Agreement shall not apply to: (i) altered or damaged or any portion of the Application incorporated with or into other software; (ii) the Application if it was subjected to negligence, abuse or misapplication by GAL.
d.	EXCEPT AS EXPRESSLY PROVIDED HEREIN, ARPA MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE GAL APPLICATION OR ANY DELIVERABLE OR ANY SERVICES OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.        TERM AND TERMINATION.

a.	This Agreement shall commence as of the Effective Date and shall continue in full force and effect thereafter unless and until Exhibit 1 has been terminated, has been completed, or as otherwise provided hereunder.
b.	In the event of any material breach of this Agreement by either party, the other party may terminate this Agreement, by giving thirty (30) days written notice to such other party; provided, however, that any such termination shall not be effective if such other party has cured the breach of which it has been notified prior to the expiration of said thirty (30) days.
c.	Subject to Section 12(d), upon any termination of this Agreement (i) all rights and licenses of the parties shall cease, (ii) each party shall turn over to the other all of the other party's Materials and Confidential Information and (iii) Sections 1, 6, 9, 12(d), 13, 14, 15, 16, 17, 19, 20, 21, 22 shall survive any termination of this Agreement, (iv) termination hereunder shall not affect any rights of Arpa to payments already accrued.
d.	Notwithstanding the above, if GAL terminates this Agreement pursuant to Section 12(b) and provided, and for so long as, GAL is and remains in compliance with the terms of this Agreement, the licenses granted in Section 8 shall survive termination.

13.        LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, AND EXCEPT FOR A BREACH OF SECTION 9, 14 OR 15, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO IT HEREUNDER (II) FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES OR RIGHTS; (III) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES; (IV) FOR INTERRUPTION OF USE OR LOSS OR CORRUPTION OF DATA; OR (V) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL.

14.        INDEMNIFICATION.

a.	Arpa, at its own expense, will defend and/or handle any claim or action against any GAL Affiliate for actual or alleged infringement of any U.S. patent, copyright, intellectual or industrial property right or any other similar right (including, but not limited to, misappropriation of trade secrets) based on the GAL Application and/or any deliverables furnished to GAL pursuant to this Agreement. Arpa agrees to give GAL prompt written notice of any such claim or action that could have an adverse impact on GAL's use or possession of same. As a condition to Arpa's obligations in this Section 14, Arpa shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement; provided, however, that GAL may participate, at its expense, in such defense or negotiations to protect its interests. Arpa shall not be liable for any costs, expenses, damages or fees incurred by GAL in defending such action or claim, unless authorized by Arpa in advance and in writing. Arpa further agrees to indemnify and hold each of GAL and GAL Affiliates harmless from and against any and all liabilities, loses, damages, costs and expenses (including reasonable attorneys' fees) associated with any such claim or action. As a condition to the foregoing, GAL must promptly notify Arpa in writing of any claim or action and cooperate with, and provides all available information, assistance and authority to, Arpa to defend or settle the action.
b.	If the Application is, or in the opinion of Arpa is likely to become, the subject of a claim, suit or proceeding of infringement, Arpa may in its sole discretion (a) procure, at no cost to GAL, the right to continue using the Application; (b) replace or modify the Application to render it non-infringing, provided there is no material loss of functionality; or (c) if, in Arpa's reasonable opinion, neither (a) nor (b) above are commercially feasible, terminate the license and refund the amounts paid by GAL for the Application (as depreciated on a straight-line basis over a period of 60 months). The foregoing obligations of Arpa do not apply with respect to software programs or portions or components thereof (i) not supplied by Arpa; (ii) which are modified by GAL other than as authorized by Arpa, if the alleged infringement relates to such modifications; (iii) combined with software or hardware products not conforming to Arpa's published system requirements, processes or materials where the alleged infringement relates to such combination, (iv) where GAL continues the allegedly infringing activity after being notified thereof or after being informed and provided with modifications that would have avoided the alleged infringement; or (v) where GAL's use of the Applications is not strictly in accordance with the purpose for which this license has been granted.

c.	GAL represents that it has obtained the necessary consents, permits and approvals necessary to use the GAL Materials or any photographs, images or artwork which GAL secures and provides to Arpa, and shall assume royalty or other payments necessary to secure right, title and interest, or the necessary licensing rights in such photographs, images or artwork which GAL has obtained independent of Arpa. GAL agrees to indemnify and hold Arpa, its officers, employees and agents, harmless, including reasonable attorneys' fees, from and against any demand, claim, damage, judgment, action, cause of action, royalty payment made or brought against Arpa arising out of the purportedly unauthorized use of, or a claim of infringement related to, the GAL Materials or any photographs, images or artwork described above in this paragraph.

15.        CONFIDENTIAL INFORMATION.

a.	Each party (the "Receiving Party") agrees to regard and preserve as confidential all technical, financial and business information related to the business and activities of the other party (the "Disclosing Party"), that may be obtained by such party from any source or may be developed as a result of this Agreement ("Confidential Information" of the Disclosing Party). The Receiving Party agrees to hold such Confidential Information in trust and confidence for the Disclosing Party and not to disclose such Confidential Information to any person, firm or enterprise, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party, unless authorized by The Disclosing Party in writing, and even then, to limit access to and disclosure of such Confidential Information to The Receiving Party's employees on a "need to know" basis only. Confidential Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known by the Receiving Party free of any restriction at the time it is obtained; (ii) subsequently learned by the Receiving Party from an independent third party, free of any restriction; (iii) available publicly.
b.	Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

16.        ADVERTISING.

Neither party will use the other party's name or marks, refer to or identify the other party in any advertising or publicity releases or promotional or marketing correspondence to others without such other party's written approval (such approval shall not be unreasonably withheld).

17.        GOVERNING LAW AND INTERPRETATION.

This Agreement shall be construed and enforced under the substantive laws of the Hong Kong Administrative Region. Headlines are for reference only and shall not affect the meaning of any terms. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will continue unimpaired.

18.        ASSIGNMENT.

Except to an entity that succeeds to all or substantially all the business or assets of a Party, neither party may assign, transfer or subcontract the performance of its services, or any of its rights and/or obligations, without the other party's prior written consent, and any attempt to do so shall be void, except GAL may assign this Agreement, and/or any of its rights or obligations to any GAL Group company or Affiliate, without Arpa's consent and upon written notice to Arpa.

19.        SUBCONTRACTING.

Arpa shall be solely responsible for all its obligations and responsibilities hereunder notwithstanding any subcontracting.

20.        NOTICES.

All notices shall be in writing and delivered personally or properly mailed, first class mail, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned, with a copy to the signatories of this Agreement, at the same address, or to such other address or addressee as either party may designate by written notice. Any such notice shall be deemed given on the date delivered or when placed in the mails as specified.

21.        ENTIRETY.

This Agreement, together with the Exhibits, contains the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral. No modification to this Agreement nor any failure or delay in enforcing any term, exercising any option or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the parties hereto.

22.        EMPLOYEE NON-COMPETITION.

During the term of this Agreement, Arpa employees that are assigned to develop the GAL Application shall agree not to perform services or provide material or information, directly or indirectly, to for or in support of any Competitor of GAL in connection with a Competitive Project that is substantially similar in form, substance, purpose or intent as performed or provided under this Agreement. For purposes of this Section, "Competitor" is defined as any financial institution, rating agencies, or financial analytical firms and "Competitive Project" is defined as any task or work effort whose intent or result is or will be substantially similar to any contemplated by this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
Greifenberg Analytics Limited	) /s/ David Goldman
in the presence of:	)

SIGNED by	)
for and on behalf of	)
Arpa Infinity Limited	) /s/ Ting Yam Chan
in the presence of:	)

EXHIBIT 1 - PROJECT DESCRIPTION/SCOPE OF WORK

This Exhibit is issued pursuant to the above-referenced Agreement between GAL and Arpa. Any term not otherwise defined herein shall have the meaning specified in the Agreement.

Big Data Analytics and Natural Language Processing

1.       Raw data source

1.1       Web crawler

Web crawlers start their crawling process by downloading the targeted website’s robot.txt file. The file includes sitemaps that list the URLs that the engine can crawl. Once web crawlers start crawling a page, they discover new pages via links. These crawlers add newly discovered URLs to the crawl queue so that they can be crawled later.

Since pages change regularly, it identifies how frequently they should crawl them. Our crawlers are determined by historical update data to decide factors such as how often an existing page should be re-crawled and how many pages on a site should be indexed.

1.2       Media and newspaper streaming Engine

Engine automatically downloads a continuous feed of news content available to the public. Engine is a Java application for content ingestion.

Engine can download content by focusing on products, packages and default followed Topics. Content files and metadata are saved to specific folders to the system's content management system (CMS).

1.3       Image-to-text recognition (OCR recognition)

OCR is a radical technology when it comes to Image to Text converter that allows the system to scrutinize a photo and recognize the text on the photo which may be written, typed or printed.

It adapts to printed material input and scanned versions of magazines or newspapers.

1.4       Keywords ranking in public search engine

Keyword rankings in SEO refer to a page's specific spot on the search results pages for a particular search query. When people enter search terms into Google that relate to your page’s subject matter, whichever spot your URL is shown in is your keyword ranking.

Search engines usually show about 10 results per page, and higher keyword rankings mean being closer to the top of the page (toward spot #1), lower keyword rankings mean being closer to the bottom (spot #10). This keyword ranking definition also refers to which page in the SERP a URL is shown on, with more relevant results shown on page 1, and less relevant results appearing on page 2 or beyond.

Daily ranks of each engine will be crawled automatically to system database

1.5       Public companies announcement

APIs provided by exchanges are connected to receive the firsthand activities of targeted companies.

2.       Specialized Data structure

2.1       Financial keywords Dictionary and Indexing

The Financial Dictionary has definitions of over 30,000 financial terms. The Financial Dictionary consists of definitions of the most popular and commonly used financial terms like loan, mortgage, financing, credit, credit card, bank, and more. Instead of traditionally grouping the articles and definitions in our financial dictionary alphabetically, we have grouped them into several financial categories.

Raw data from system data source are categorized and indexed before filed into the analytical models

2.2       Emotional keywords Indexing

Emotion can be key context information when providing individualized services. These issues lead us to investigate other ways to estimate market’s emotions. In particular, we focus on estimating degrees of emotion from users’ writing and speech. In this proposal, we defined emotion estimation methodology for Greifenberg’s analytic services. To do so, we will develop a method for calculating the degree of emotion in emotional predicates, which consist of verbs and adverbs. We will perform a survey and compared the market’s responses with degrees of emotion estimated by the dictionary of emotion degrees.

3.       Natural Language AI training and prediction correction

3.1       History data set training and validation

Training data is the initial data used to train machine learning models. Training datasets are fed to machine learning algorithms to teach them how to make predictions or perform a desired task. We plan to use the historical market price data and analytics to train our specified AI to enhance the correctness of the prediction.

3.2       Natural language data set

Based on the results of 3.1, we plan to have a dataset that is recognised by the AI to result in big market fluctuations. We plan to use the results to run a training and validation with historical market price and data to determine the correctness of the engines.

Automated Investment Decision Engine

4.       Algorithms development and optimization

4.1       Media credits model

An evaluation of news in terms of, but not limited to, accuracy, fairness, objectiveness, trustworthiness, completeness, and the absence of biases. We also estimate the media or news affect the market. We plan to join the historical market data and the news that is defined to be big news. The result will indicate the effectiveness of articles to the markets.

4.2       Fuzzy searching

A fuzzy search is a process that locates companies that are likely to be relevant to a search argument even when the argument does not exactly correspond to the desired information. A fuzzy search is done by means of a fuzzy matching program, which returns a list of results based on likely relevance even though search argument words and spellings may not exactly match. Exact and highly relevant matches appear in searches. Subjective relevance ratings, usually as percentages, may be given.

5.       Scoring system

5.1       S-score

A S-Score is a numerical value that shows how consumers and investors feel about a company, stock, exchange-traded fund (ETF), sector, or index as expressed over social media.

In 2013, NYSE Technologies and Social Market Analytics (SMA) created the first S-Score to be distributed over a high-performance global network.

We plan to reference the model and methodology that NYSE given out to integrate our own S score and use in the non-US markets.

5.2       Risk modeling

Analytical reports created in Phase 1 are regarded as Greifenberg risk modeling. In development of our decision scoring system, we plan to include a real-time monitoring of all the indexed and scores to make an alarming system of unexpected or obvious numbers changes.

6.       Mainstream brokers and banks connection

6.1       Market prices comparisons

In between different brokers and banks, they usually have different market prices for the same financial instruments. We plan to develop a comparing engine to handle the price differences and always pick the lowest price from one broker and evaluate the credibility of brokers.

6.2       Price ceiling and floor

In some situations, AI will give out a buy in ceiling price or a sellout floor price. We plan to develop/modify our system to be capable to place a bid/ask order to targeted brokers following the results of the AI. Once the order is filled, the system will automatically remove the order from other brokers.

7.       Training

7.1	Arpa shall, at the request of GAL, train GAL's technician and software engineers on Arpa software components, installation and application.

EXHIBIT 2 -- FEES AND PAYMENT SCHEDULE

The total compensation for the work performed in this Agreement is US$525,000.

The billing schedule for the work is as follows:

Initial billing - commence of work	$
Interim billing - $_________ over 10 months	$
Final payment at completion of work	$

TOTAL	$525,000

GAL shall verify and validate the work for each billing before payment. All payments shall be paid 45 days after the work has been verified and validated.

Out of pocket costs shall include, but not necessarily be limited to hotel, travel, meals incurred by Arpa in performing the services hereunder or as set forth in Exhibit 1.

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